UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 30, 2008 (October 28, 2008)
THE SHAW GROUP INC.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	1-12227 (Commission File Number)	72-110616 (IRS Employer Identification No.)
4171 Essen Lane, Baton Rouge, Louisiana 70809
(Address of principal executive offices and zip code)
(225) 932-2500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
SIGNATURES

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
In connection with the preparation of the Annual Report on Form 10-K for the fiscal year ended August 31, 2008 (“2008 Form 10-K”) of The Shaw Group Inc. (the “Company”), the Company determined its net income for the three months ended February 29, 2008, and May 31, 2008, should be reduced by $4.9 million and $2.0 million, respectively, due primarily to an error on a coal power project in its Fossil & Nuclear segment with respect to the estimated cost at completion on a fixed-price contract. The adjustments to the three months ended February 29, 2008 and May 31, 2008 include correction of this error as well as other accumulated errors pursuant to Staff Accounting Bulletin 108 (SAB 108). The Company’s restated financial information for these periods is included in Note 21 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008, which is expected to be filed on or about October 30, 2008. The impact of this restatement is also discussed in the Company’s earnings release being filed concurrent herewith.
The adjustments for the three months ended February 29, 2008 include errors in the accounting for the following items:
•	Adjustments in revenue and gross profit due primarily to an $(8.2) million adjustment for the percent completion revenue amount related to a $9.8 million error in the estimated at completion cost for a fixed-price coal fired power project; and $(0.5) million reduction for other adjustments of varying amounts.

•	Adjustments to cost of revenues and gross profit include a $(0.9) million reduction in management incentives due to an error on the coal fired power project mentioned above; a $1.3 million increase for workers’ compensation and other claims on a project; a $1.1 million increased accrual for vacation and other employee related benefits; and an increase of $0.9 million for other adjustments of varying amounts.

•	Adjustments to general and administrative expenses include a $(1.1) million reduction due to adjustments to various incentive plans; and a $(1.0) million reduction for other adjustments of varying amounts.

•	Adjustments to foreign translation/transaction gain/(loss) include a gain of $1.0 million related to foreign currency transactions not previously recorded.

•	An adjustment to the provision for income taxes related to the impact of the items noted above.
The adjustments for the three months ended May 31, 2008 include errors in the accounting for the following items:
•	Reduction in revenue and gross profit due primarily to a $(10.7) million reduction for the percent completion revenue amount related to a $20.0 million error in the estimated at completion cost for a fixed-price coal fired power project; a $2.0 million increase to correct escalation adjustments on certain fabrication contracts; and a $1.0 million increase for other adjustments of varying amounts.

•	Adjustments to cost of revenues and gross profit include a $(1.5) million reduction in accrued expenses and management incentives on the fixed-price coal fired power project mentioned above; a $(1.3) million reduction for workers’ compensation and other claims on a project; and a $(2.3) million reduction for other adjustments of varying amounts.

•	Adjustments to increase general and administrative expenses for $0.8 million consisting of adjustments of varying amounts.

•	An adjustment to the provision for income taxes related to the impact of the items noted above.
As a result of the adjustments described above, on October 28, 2008, the Audit Committee of the Company’s Board of Directors concluded that (1) the Company’s previously issued financial statements for the three month fiscal periods ended February 29, 2008, and May 31, 2008, should no longer be relied upon because of the aforementioned adjustments in those financial statements, (2) the Company’s earnings and press releases and similar communications should no longer be relied upon to the extent that they relate to these financial statements, and

(3) the Company’s financial statements for the three months ended February 29, 2008 and May 31, 2008 should be restated to reflect the adjustments discussed above.
The Company’s management has discussed the matters described in this Current Report on Form 8-K with KPMG LLP, the Company’s independent registered public accounting firm.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHAW GROUP INC. (Registrant)
Date: October 30, 2008	By:	/s/ Clifton S. Rankin
	Name:	Clifton S. Rankin
	Title:	General Counsel and Corporate Secretary